SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

NYMEX HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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(1)	Title of each class of securities to which transaction applies:

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[DATE], 2006

Dear Stockholders:

We are very pleased to invite you to a special meeting of the stockholders of NYMEX Holdings, Inc. (“NYMEX”) on [DATE], 2006, at which you will vote on a proposal to amend our certificate of incorporation in connection with a transaction with the members of Commodity Exchange, Inc. (“COMEX” or the “COMEX Division”).

In the previously-announced transaction related to the COMEX Division, the rights of the COMEX Division members set forth in the merger agreement in which New York Mercantile Exchange, Inc. acquired the COMEX Division will be terminated. In exchange, new rights will be established through the Transaction Agreement, dated September 20, 2006, by and among NYMEX, the Exchange, the COMEX Division and the Governors Committee of the COMEX Division, and through the COMEX Division By-Laws, which will be amended and restated as a part of the transaction. The owner of each COMEX Division membership will also receive 8,400 shares of common stock of NYMEX. These shares will be distributed to the owners of COMEX Division memberships in three installments, and each delivery date will coincide with the date that the transfer restrictions expire on the common stock of NYMEX that is currently outstanding. The owners of COMEX Division memberships will have an option to receive all of their shares earlier, and any shares distributed pursuant to this early delivery option will be subject to the same transfer restrictions that currently exist with respect to the outstanding shares of NYMEX common stock.

The COMEX Division transaction will give NYMEX greater flexibility in shaping the future of the COMEX Division as it continues to operate in an ever-evolving, competitive environment. Approval of the proposed amendment to our certificate of incorporation to authorize additional shares of common stock described in the accompanying proxy statement will allow us to consummate the transaction with the members of the COMEX Division. If the proposal to amend our certificate of incorporation in connection with this COMEX Division transaction is approved, it will only be implemented in the event we consummate the transaction. Consummation of the transaction will still require approval by the owners of COMEX Division memberships and applicable regulation approvals.

Approval of this proposal will not affect the trading rights protections enjoyed by owners of Class A memberships in the New York Mercantile Exchange, Inc. contained in the exchange bylaws (Section 311 and others). These trading rights protections will remain in force and unchanged, whether or not the proposal is approved and whether or not NYMEX consummates the COMEX Division transaction.

As you know, the COMEX Division transaction follows a thorough review by the board of directors to determine the best long-term strategic direction for NYMEX in a competitive and dynamic industry. The board of directors has unanimously determined that the proposed amendment of our certificate of incorporation related to the COMEX Division transaction, which is described in the accompanying proxy statement, is advisable and in the best interests of NYMEX and its stockholders.

NYMEX’s board of directors is excited about the COMEX Division transaction and the opportunities it will create for NYMEX and its stockholders. On behalf of the board of directors, we would like to thank you for your continued commitment and contributions to NYMEX, and we urge you to VOTE FOR APPROVAL of the amendment of NYMEX’s certificate of incorporation necessary for the consummation of the COMEX Division transaction.

Sincerely,

Richard Schaeffer

Chairman of the Board

James Newsome

President and CEO

NYMEX HOLDINGS, INC.

One North End Avenue, World Financial Center

New York, New York 10282-1101

(212) 299-2000

Notice of Special Meeting of Stockholders of NYMEX Holdings, Inc.

to be Held [DATE], 2006

To the Stockholders of NYMEX Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of NYMEX Holdings, Inc. (“NYMEX”), a Delaware corporation, will be held on [DATE], 2006, at 3:00 p.m. (New York time), at NYMEX, One North End Avenue, Boardroom 1016, New York, New York 10282-1101 for the following purposes:

1.	To consider and vote upon a proposal to amend the certificate of incorporation of NYMEX to increase the number of authorized shares of NYMEX in connection with the COMEX Division transaction.

2.	To act on any other business which may properly come before the special meeting or any adjournment thereof.

The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice, which you are encouraged to read carefully.

Even if Proposal 1 to amend NYMEX’s certificate of incorporation is approved, it will only be implemented if NYMEX consummates the transaction with the members of Commodity Exchange, Inc. (the “COMEX Division”). NYMEX’s ability to consummate the COMEX Division transaction is subject to the satisfaction or waiver of several other conditions, including the approval of the COMEX Division transaction by the owners of COMEX Division memberships. Accordingly, the Board cannot assure you when or if NYMEX will consummate the COMEX Division transaction.

A proxy statement, proxy card and return envelope accompany this notice.

By Order of the Board of Directors of

NYMEX Holdings, Inc.

CHRISTOPHER K. BOWEN

Secretary

Dated: [DATE], 2006

NYMEX HOLDINGS, INC.

One North End Avenue

World Financial Center

New York, New York 10282-1101

(212) 299-2000

Special Meeting of Stockholders

to be Held [DATE], 2006 at:

One North End Avenue, Boardroom 1016

New York, New York 10282-1101

Proxy Statement for a Special Meeting of

Stockholders

The enclosed proxy is solicited on behalf of NYMEX Holdings, Inc. (“NYMEX”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on [DATE], 2006 at 3:00 p.m. (New York Time), and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at NYMEX, One North End Avenue, Boardroom 1016, New York, New York 10282-1101.

All shares of stock represented by proxy will be voted in the manner indicated on the proxy card. Your presence at the Special Meeting will not revoke your proxy, but if you vote at the meeting, that vote will revoke your proxy as to the matter on which your vote is cast at the meeting.

NYMEX anticipates that the proxy solicitation materials will be mailed on or about [DATE], 2006 to all stockholders entitled to vote at the Special Meeting. Only stockholders of record as of the close of business on September 12, 2006 are entitled to notice of and to vote at the Special Meeting or any adjournment of the meeting.

Under Delaware law, the holders of NYMEX’s voting stock are not entitled to dissenters’ rights of appraisal in connection with the approval of the proposed amendment to NYMEX’s certificate of incorporation in connection with the transaction related to the members of Commodity Exchange, Inc. (the “COMEX Division”).

Stockholders are urged to mark the boxes on the proxy card to indicate how their votes are to be cast.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the COMEX Division transaction unless Proposal 1 is approved by the holders of our voting stock as of the close of business on [DATE], 2006. Our ability to complete the COMEX Division transaction is also subject to the satisfaction of several other conditions, including the approval of the COMEX Division transaction by the owners of memberships in the COMEX Division (“COMEX Division Memberships”). Accordingly, we cannot assure you when or if we will consummate the COMEX Division transaction. Whether or not you plan to attend the Special Meeting, please complete and promptly return the accompanying proxy card in the enclosed postage paid envelope in accordance with the instructions. You may also vote your shares by facsimile. The fax number is (212) 301-4645. In order to vote by fax, your fax must be received by 3:00 p.m. (New York time) on [DATE], 2006. This Proxy Statement contains instructions for voting by facsimile. Returning the proxy card does not deprive you of your right to attend the Special Meeting. If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

QUESTIONS AND ANSWERS

Q:	What is the Record Date for the Special Meeting?

A:	The holders of record of voting stock at the close of business on September 12, 2006 (the “Record Date”), are entitled to notice of, and to cast their vote at, the Special Meeting. At the Record Date, the voting stock of NYMEX consisted of 73,440,000 shares of issued and outstanding common stock with a par value of $0.01 per share, and 8,160,000 shares of issued and outstanding Series A Cumulative Redeemable Convertible Preferred Stock with a par value of $0.01 per share (“Series A Preferred Stock”).

Q:	What am I voting on at the Special Meeting?

A:	As a stockholder of NYMEX you will cast your vote for:

Proposal 1 to approve an amendment to the certificate of incorporation of NYMEX (the “COMEX Transaction Amendment”) in connection with the COMEX Division transaction to increase the number of authorized shares of NYMEX and designate shares of common stock as Series B-1, B-2 and B-3 Common Stock.

Proposal 1 must be approved in order for NYMEX to consummate the COMEX Division transaction. NYMEX’s ability to complete the COMEX Division transaction is also subject to the satisfaction or waiver of several other conditions, however, including approval of the COMEX Division transaction by the owners of COMEX Division Memberships. Accordingly, even if Proposal 1 is approved, the board of directors cannot assure you when or if NYMEX will consummate the COMEX Division transaction. NYMEX will only implement the amendment to its certificate of incorporation described in Proposal 1 if it consummates the COMEX Division transaction. If NYMEX does not consummate the COMEX Division transaction, then the certificate of incorporation will not be amended in the manner described in Proposal 1.

Q:	Will approval of this proposal affect the trading rights protections currently in place?

A:	Approval of this proposal will not affect the trading rights protections enjoyed by owners of Class A memberships in our wholly-owned operating subsidiary, New York Mercantile Exchange, Inc. (the “Exchange”), contained in the Exchange bylaws (Section 311 and others). These trading rights protections will all remain in force and unchanged, whether or not the proposal is approved and whether or not NYMEX consummates the COMEX Division transaction.

If this proposal is approved and the COMEX Division transaction is consummated, then the trading rights protections enjoyed by owners of COMEX Division Memberships will be amended in the manner described below and under “Background and Reasons for the Proposal” on page 7.

Q.	Why does the board of directors recommend that NYMEX consummate the transaction with the owners of COMEX Division Memberships?

A.	In 1994, the Exchange acquired the COMEX Division pursuant to the Agreement and Plan of Merger, dated January 28, 1994, as amended, by and among the Exchange, COMEX Acquisition Corp. and the COMEX Division (the “COMEX Merger Agreement”). The COMEX Merger Agreement established certain special rights for the owners of COMEX Division Memberships which survived the effective date of the acquisition of the COMEX Division by the Exchange. In addition, amended and restated COMEX Division by-laws were adopted as a part of the acquisition of the COMEX Division, and these by-laws establish certain trading rights and protections for the benefit of the owners of COMEX Division Memberships. The consent of 66 2/3% of the 772 owners of the COMEX Division Memberships (who are not necessarily stockholders of NYMEX) is required to eliminate the rights and protections afforded to them under the COMEX Division By-Laws or grant any additional trading privileges thereunder.

To eliminate these constraints and to give the COMEX Division greater ability to adapt in a competitive marketplace, NYMEX has entered into the Transaction Agreement, dated September 20, 2006 (the “COMEX Transaction Agreement”), by and among NYMEX, the Exchange, the COMEX Division and the Governors Committee of the COMEX Division (the “Governors Committee”). NYMEX’s board of directors has unanimously approved the COMEX Division transaction and it has determined that the amendment to the certificate of incorporation of NYMEX described in Proposal 1 to increase the number of shares of authorized stock and designate shares of Series B-1, B-2 and B-3 Common Stock is advisable, fair to and in the best interests of, NYMEX and its stockholders. The NYMEX board of directors recommends that the stockholders vote “FOR” Proposal 1 to approve the amendment to the certificate of incorporation of NYMEX required to consummate the COMEX Division transaction. The COMEX Division transaction eliminates the trading rights and protections that were established in the COMEX Merger Agreement and those contained in the amended and restated by-laws of the COMEX Division that were adopted as a part of the acquisition of the COMEX Division by NYMEX. In exchange, owners of COMEX Division Memberships will be entitled to receive 8,400 shares of NYMEX common stock in respect of each COMEX Division Membership and will be provided certain new trading rights and protections expressly provided in the COMEX Transaction Agreement and in the amended and restated by-laws of the COMEX Division that will be adopted as a part of the consummation of the COMEX Division transaction (the “Amended and Restated COMEX By-Laws”).

In order for NYMEX to consummate the COMEX Division transaction, NYMEX must first amend its certificate of incorporation to authorize additional shares for issuance. Proposal 1 on page 19 sets forth the proposed amendment to the certificate of incorporation of NYMEX to increase the number of shares of authorized stock and designate shares of Series B-1, B-2 and B-3 Common Stock to be issued in connection with the COMEX Division transaction. Proposal 1 must be approved for NYMEX to be able to consummate the COMEX Division transaction.

Consummation of the COMEX Division transaction will result in the replacement of the existing trading rights and protections that are contained in the COMEX Merger Agreement and the existing by-laws of the COMEX Division (the “Existing COMEX By-Laws”) with the new trading rights and protections contained in the Amended and Restated COMEX By-Laws. Elimination of the existing trading rights and protections will provide NYMEX with greater flexibility in shaping the future of both the Exchange and the COMEX Division. The Exchange and the COMEX Division both compete in a fast-paced, dynamic environment, and this enhanced adaptability will allow both exchanges to better respond quickly and effectively to changes in the marketplace in which they operate. The NYMEX board of directors believes that expanding electronic trading of COMEX Division contracts to permit after-hours and side-by-side trading of COMEX floor-traded contracts via the CME GlobexTM electronic trading platform is essential to the ability of the COMEX Division to remain competitive, particularly as other exchanges have already accommodated this type of electronic trading. Through the CME Globex electronic trading platform, NYMEX’s products are accessible by more customers globally and are or will be distributed to its key constituents for virtually 24 hour per day electronic trading. As a result of the COMEX Division transaction, the Exchange will also have the right to make electronic trading privileges in respect of COMEX Division products available to third parties.

Q:	Who can vote?

A:	The holders of record of voting stock (i.e., common stock and Series A Preferred Stock) at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. Holders of Series A Preferred Stock are entitled to vote on each of the proposals contained herein, voting together as a single class with the common stock. Each holder of Series A Preferred Stock may cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of common stock on the Record Date.

Q:	How do I cast my vote at the Special Meeting?

A:	You may cast your vote in person at the Special Meeting or by your signed, written proxy. You have been provided with one proxy card, which covers all of the shares of NYMEX that you own or that are registered in your name under an ABC Agreement (as defined below) as of the Record Date. Stockholders shall observe the following procedures for voting by proxy:

1. Complete the proxy card indicating your vote with respect to the approval of the amendment of our certificate of incorporation in connection with the COMEX Division transaction, by marking an “X” next to “FOR”, “AGAINST” or “ABSTAIN” in the section of the proxy card marked PROPOSAL 1—“APPROVAL OF THE COMEX TRANSACTION AMENDMENT.” PLEASE NOTE THAT AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE 81,600,000 SHARES OF VOTING STOCK OUTSTANDING IS REQUIRED TO APPROVE THE COMEX TRANSACTION AMENDMENT. A VOTE MARKED “ABSTAIN” WILL HAVE THE SAME EFFECT AS A VOTE MARKED “AGAINST” THIS PROPOSAL.

2. Sign and print your name and the date where indicated on the proxy card. Insert the completed proxy card into the return envelope and seal the return envelope. Make certain that you complete the proxy card before putting it into the return envelope.

3. Signed proxy cards will be voted as directed. If no direction is indicated, such proxies will be voted “FOR” Proposal 1.

4. If more than one proxy card is submitted by a stockholder, the proxy card bearing the latest date shall be presumed to revoke all proxy(ies) bearing earlier dates.

5. If more than one proxy card is submitted by a stockholder and such proxy(ies) each bear the same date, all proxy(ies) signed by the stockholder shall be null and void.

6. A stockholder who personally attends and casts a vote at the Special Meeting shall be presumed to have revoked all proxy(ies) previously issued by the stockholder as to the matter on which such vote is cast.

7. In order to be accepted, proxy card(s) must be received by the Office of the Corporate Secretary located at NYMEX Holdings, Inc., One North End Avenue, Suite 1548, New York, New York 10282-1101, Attention: Donna Talamo, Vice President and Assistant Corporate Secretary, telephone number (212) 299-2372, no later than 3:00 p.m. (New York Time) on [DATE], 2006. Proxy card(s) received after 3:00 p.m. (New York Time) on [DATE], 2006 will not be counted. For your convenience, a self-addressed, postage-paid envelope is enclosed.

8. Stockholders may vote by facsimile. The fax number is (212) 301-4645. In order to vote by fax, your fax must be received by 3:00 p.m. (New York Time) on [DATE], 2006 and must be in the form of the enclosed proxy card.

The death or incapacity of a person who gives a proxy will not revoke the proxy, unless the fiduciary who has control of the shares represented by the proxy notifies the Office of the Corporate Secretary in writing of such revocation.

ABC Agreement

An “ABC Agreement” is an agreement by which a member firm designates an individual to exercise voting rights and other membership privileges with respect to a membership purchased by the member firm, but does not give the individual the power to dispose of the membership.

Q:	Can I change my vote?

A:	Yes. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Office of the Corporate Secretary of NYMEX at or before the taking of the vote at the Special Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Q:	How many votes can I cast at the Special Meeting?

A:	Each share of common stock and Series A Preferred Stock is entitled to one (1) vote on each proposal presented at the Special Meeting. For example, if you own 90,000 shares of common stock, your one (1) proxy card will represent 90,000 votes for each proposal. Shares of common stock or Series A Preferred Stock represented by a properly executed proxy will, unless such proxy has been previously revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on such proxies, then they will be voted “FOR” Proposal 1. NYMEX will bear the cost of soliciting proxies. NYMEX is soliciting proxies by mail. Directors and stockholders may solicit proxies personally, by facsimile or by telephone.

Q:	Where can I find more information about NYMEX?

A:	You can find more information about us from various sources described under “Where You Can Find More Information” on page 26.

Any questions or requests for assistance regarding the Special Meeting of Stockholders, this Proxy Statement or the enclosed proxy card may be directed to: Office of the Corporate Secretary—NYMEX Holdings, Inc., One North End Avenue, Suite 1548, New York, New York 10282-1101, Attention: Donna Talamo, Vice President and Assistant Corporate Secretary, Telephone: (212) 299-2372, Fax: (212) 301-4645.

QUORUM; REQUIRED VOTE; ABSTENTIONS; NON-VOTES

The presence in person or by proxy of the holders of one-third of the outstanding shares of NYMEX’s voting stock is necessary to constitute a quorum for the transaction of business at the Special Meeting of Stockholders. The approval of the COMEX Transaction Amendment requires an affirmative vote of a majority of the 81,600,000 shares outstanding, including Series A Preferred Stock, on an as-converted basis. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and non-votes will also be counted for purposes of determining the presence or absence of a quorum, but they will not be counted as votes cast and will have the same effect as a vote marked “AGAINST.” All of NYMEX’s stock is held by the owners of record; therefore, NYMEX does not expect that there will be any broker non-votes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this Proxy Statement constitute forward-looking statements. These statements involve known and unknown risks, assumptions, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, strategy, anticipated, estimated or projected results or achievements expressed or implied by these forward-looking statements. These factors include, among other things, the success and timing of new futures contracts and products; changes in political, economic or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including, without limitation, actions by the Commodity Futures Trading Commission (the “CFTC”); and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets. Additional factors that could cause actual outcomes to differ materially from those expressed in the forward-looking statements are discussed in NYMEX’s filings with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (www.sec.gov).

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this Proxy Statement.

BACKGROUND AND REASONS FOR THE PROPOSAL

Background

In 1994, the Exchange acquired the COMEX Division pursuant to the COMEX Merger Agreement. The COMEX Merger Agreement established certain special rights for the owners of COMEX Division Memberships (the “COMEX Division Members” or, if such a member is a firm, then, the “COMEX Division Member Firm”) which survived the effective date of the acquisition of the COMEX Division by the Exchange. In addition, amended and restated COMEX Division by-laws were adopted as a part of the acquisition of the COMEX Division, and these by-laws establish certain trading rights and protections for the benefit of the owners of COMEX Division Memberships. The consent of 66 2/3% of the 772 owners of the COMEX Division Memberships (who are not necessarily stockholders of NYMEX) is required to terminate the rights and protections afforded to them under the Existing COMEX By-Laws or grant any additional trading privileges thereunder.

Owners of COMEX Division Memberships currently have, among other things, the right to trade (or lease their rights to trade) gold, silver, copper or Eurotop 100 contracts, and any other New Metals Contracts (as defined below) (including aluminum, but not including platinum or palladium, which are considered NYMEX contracts). NYMEX needs the consent of the owners of COMEX Division Memberships to expand electronic trading of the metals contracts to permit after-hours trading and side-by-side electronic trading of COMEX Division contracts via the CME Globex electronic trading platform.

To eliminate these constraints and give the COMEX Division greater ability to adapt in a competitive marketplace, NYMEX has entered into the COMEX Transaction Agreement. NYMEX negotiated the terms of the COMEX Transaction Agreement with the Governors Committee, which is an elected body that is responsible for advising the board of directors of the COMEX Division on matters uniquely pertinent to owners of COMEX Division Memberships. The Governors Committee evaluated the subject matter of the COMEX Transaction Agreement and was advised by independent legal counsel retained by the Governors Committee. The Governors Committee actively negotiated the terms of the COMEX Transaction Agreement on behalf of the members of the COMEX Division. The COMEX Transaction Agreement is subject to approval and ratification by the affirmative vote of the owners of 66 2/3% of the COMEX Division Memberships voting in person or by proxy at a special meeting of the COMEX Division Members to be held for such purpose.

As described below under “The Terms of the COMEX Transaction Agreement,” the COMEX Division transaction terminates the trading rights and protections that were established in the COMEX Merger Agreement and those contained in the Existing COMEX By-Laws that were adopted as a part of the acquisition of the COMEX Division by NYMEX. In exchange, COMEX Division Members will be entitled to receive 8,400 shares of NYMEX common stock in respect of each COMEX Division Membership owned and will be provided certain new trading rights and protections expressly provided in the COMEX Transaction Agreement and in the Amended and Restated COMEX By-Laws, which will be adopted as a part of the consummation of the COMEX Division transaction. Completion of the transaction will entitle the Exchange to list all COMEX Division contracts and New Metals Contracts electronically for overnight and side-by-side trading. In addition, metals contracts may be listed for clearing on the NYMEX ClearPort® platform. The Exchange will also have the right to make electronic trading privileges available to third parties. The Amended and Restated COMEX By-Laws will reflect these changes as well as to grant certain trading rights protections relating primarily to member rates and fees and the continued support of open-outcry trading and member benefits.

In order for NYMEX to consummate the COMEX Division transaction, NYMEX must first amend its certificate of incorporation to authorize additional shares for issuance. Proposal 1 on page 19 describes the proposed amendment to the certificate of incorporation to increase the number of shares of authorized stock and designate shares of Series B-1, B-2 and B-3 Common Stock to be issued in connection with the COMEX Division transaction. Proposal 1 must be approved for NYMEX to be able to consummate the COMEX Division transaction.

Board of Directors’ Reasons for Recommending the COMEX Division Transaction

Consummation of the COMEX Division transaction will result in the replacement of the existing trading rights and protections that are contained in the COMEX Merger Agreement and the Existing COMEX By-Laws with the new trading rights and protections contained in the Amended and Restated COMEX By-Laws. Replacement of the existing trading rights and protections will provide NYMEX with greater flexibility in shaping the future of both the Exchange and the COMEX Division. The Exchange and the COMEX Division both compete in a fast-paced, dynamic environment, and this enhanced adaptability will allow both exchanges to better respond quickly and effectively to changes in the marketplace in which they operate. The NYMEX board of directors believes that expanding electronic trading of COMEX Division contracts to permit after-hours and side-by-side electronic trading of COMEX Division floor-traded contracts via the CME Globex electronic trading platform is essential to the ability of the COMEX Division to remain competitive, particularly as other exchanges have already accommodated this type of electronic trading. Through the CME Globex electronic trading platform, NYMEX’s products are accessible by more customers globally and are or will be distributed to its key constituents for virtually 24 hour per day electronic trading. As a result of the COMEX Division transaction, the Exchange will also have the right to make electronic trading privileges in respect of COMEX Division products available to third parties.

Seven members of the NYMEX board of directors have a beneficial ownership interest in COMEX Division Memberships or have close family or employment relationships with owners of COMEX Division Memberships, and they disclosed their ownership or relationships in connection with the board’s deliberations. These seven board members also own memberships in the Exchange, as well as NYMEX common stock. Accordingly, the NYMEX board of directors established a special committee of directors comprised of all of its directors who did not have such relationships. That special committee unanimously recommended that the NYMEX board of directors approve the COMEX Divisions transaction. NYMEX’s board of directors has unanimously approved the COMEX Division transaction and determined that the amendment to the certificate of incorporation of NYMEX described in Proposal 1 to increase the number of shares of authorized stock and designate shares of Series B-1, B-2 and B-3 Common Stock is advisable, fair to and in the best interests of, NYMEX and its stockholders. The NYMEX board of directors recommends that the stockholders vote “FOR” Proposal 1 to approve the COMEX Transaction Amendment required to consummate the COMEX Division transaction.

The Terms of the COMEX Transaction Agreement

THE FOLLOWING DESCRIPTION OF THE COMEX TRANSACTION AGREEMENT IS INTENDED TO PROVIDE BASIC INFORMATION CONCERNING SUCH AGREEMENT; HOWEVER, SUCH DESCRIPTION IS NOT A SUBSTITUTE FOR REVIEWING THE AGREEMENT IN ITS ENTIRETY. EACH STOCKHOLDER SHOULD ALSO READ SUCH DESCRIPTION IN CONJUNCTION WITH THE TERMS OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION DESCRIBED IN PROPOSAL 1.

The following is a summary of the material terms of the COMEX Transaction Agreement and is qualified in its entirety by reference to the COMEX Transaction Agreement, which is filed as an exhibit to the Current Report on Form 8-K of NYMEX, dated September 26, 2006.

New Trading Rights and Protections for COMEX Division Members

Under the terms of COMEX Transaction Agreement, the COMEX Merger Agreement will be terminated, and therefore the owners of COMEX Division Memberships will no longer be entitled to the rights that were established by the COMEX Merger Agreement, including the right to require their consent to implement after-hours or side-by-side electronic trading of COMEX Division contracts. In addition, NYMEX’s board of directors and officers will no longer have fiduciary duties with respect to the COMEX Division Members, as such. In connection with their approval and ratification of the COMEX Transaction Agreement, the owners of COMEX Division Memberships will also approve the Amended and Restated COMEX By-Laws. As described in greater detail below, the amendment and restatement of the Existing COMEX By-Laws eliminates certain trading rights and protections contained in such by-laws, and establishes certain other trading rights and protections for the COMEX Division Members. Once the COMEX Division transaction is consummated, the COMEX Division Members will be entitled only to the rights set forth in the Amended and Restated COMEX By-Laws and certain rights expressly set forth in the COMEX Transaction Agreement.

NYMEX Common Stock

In connection with the elimination of the existing trading rights contained in the COMEX Merger Agreement and the Existing COMEX By-Laws and the establishment of new trading rights and protections contained in the Amended and Restated COMEX By-Laws and the COMEX Transaction Agreement, the owners of COMEX Division Memberships will receive 8,400 shares of NYMEX common stock for each membership owned. The 8,400 shares of NYMEX common stock will be delivered to the owners of COMEX Division Memberships in three installments. The three installments of 2,800 shares each will be delivered to the owners of COMEX Division Memberships 180 days, 360 days and 540 days, respectively, after NYMEX consummates an initial public offering. These time periods coincide with the expiration of the periods in which transfer of the currently outstanding shares of Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock of NYMEX is restricted.

Instead of receiving these shares of NYMEX stock in installments, owners of COMEX Division Memberships may elect to receive these shares on either the closing date of the COMEX Division transaction or on January 2, 2007 (assuming the COMEX Division transaction has closed before January 2, 2007). If an owner of a COMEX Division Membership makes this election for delivery of stock on one of these earlier dates rather than in installments, then one-third of the stock received by such owner will be designated as Series B-1 Common Stock, one-third will be designated at Series B-2 Common Stock and one-third will be designated at Series B-3 Common Stock. The holders of Series B-1, B-2 or B-3 Common Stock will be entitled to the same powers, preferences and rights of holders of the corresponding series of Series A-1, A-2 or A-3 Common Stock, respectively, and will also be subject to the same qualifications, limitations and restrictions thereof, including the transfer restrictions thereon, except that holders of Series B-1, B-2 or B-3 Common Stock will not be entitled to share in the first $80 million of cash dividends paid out to holders of Series A-1, A-2 or A-3 Common Stock between the date of the COMEX Transaction Agreement and the consummation of an initial public offering by NYMEX.

Third-Party Beneficiary Rights and Waiver of Claims

Pursuant to terms of the COMEX Transaction Agreement, the approval of the owners of COMEX Division Memberships will constitute ratification of the COMEX Transaction Agreement and the COMEX Division transaction contemplated thereby. By virtue of such approval, as of the closing the COMEX Division transaction, the owners of COMEX Division Memberships will become third-party beneficiaries with respect to certain provisions of the COMEX Transaction Agreement, and they will have approved a waiver and release of all claims against NYMEX, the Exchange and the COMEX Division related to the COMEX Merger Agreement, the COMEX Division transaction and the negotiation and execution of the COMEX Transaction Agreement, among other matters.

The significant provisions to which the owners of COMEX Division Memberships will become third-party beneficiaries are the provisions of the COMEX Transaction Agreement which:

•	terminate the COMEX Merger Agreement;

•	provide for the waiver and release described above;

•	require NYMEX to deliver 8,400 shares of NYMEX common stock to the owners of COMEX Division Membership as described above;

•	establish that the rights under the “Recognition and Retention Plan for Members of Commodity Exchange, Inc.” (the “COMEX MRRP”) will remain in force and unaffected by the consummation of the COMEX Division transaction;

•	require adoption of the Amended and Restated COMEX By-Laws in connection with the consummation of the COMEX Division transaction;

•	provide certain rights for owners of COMEX Division Memberships in the event that NYMEX consummates a merger or other business combination in the future;

•	establish the right of owners of COMEX Memberships to receive certain cash payments in respect of future dividends declared by NYMEX, as described below;

•	provide certain rights of owners of COMEX Division Memberships to include their shares of NYMEX common stock issued pursuant to the COMEX Transaction Agreement in any registration statement filed with the SEC by NYMEX in which NYMEX offers holders of NYMEX common stock issued prior to the consummation of the COMEX Division transaction an opportunity to include their shares in such registration, subject to certain limitations;

•	provide limited rights to owners of COMEX Division Memberships to include their shares of NYMEX common stock issued pursuant to the COMEX Transaction Agreement in the registration statement filed with the SEC by NYMEX in connection with an initial public offering, as described below; and

•	require NYMEX to pay to owners of COMEX Division Memberships $10 million from the proceeds of an initial public offering of NYMEX, as described below.

NYMEX Dividends

If NYMEX declares dividends with a record date after the date of the COMEX Transaction Agreement and prior to the distribution of all of the shares of NYMEX common stock that are required to be distributed under the COMEX Transaction Agreement, then NYMEX must pay the owners of COMEX Division Memberships, when it delivers the shares of NYMEX common stock to them, a cash amount equal to such owner’s pro rata share of any such dividends, as if the shares being delivered were issued and outstanding on the record date of such dividends. Notwithstanding the foregoing, however, from the date of the COMEX Transaction Agreement through the consummation of an initial public offering by NYMEX, the owners of COMEX Division Memberships will only be entitled to shares in these dividends, whether or not the shares of NYMEX common stock have been delivered, to the extent that such dividends exceed, in the aggregate, $80 million.

Other than with respect to the $80 million of cash dividends described above, in the event of any dividend or other transaction between the date of the COMEX Transaction Agreement and an initial public offering of NYMEX that does not have the same pro rata dilutive effect on all shares of NYMEX common stock, then NYMEX will provide an adjustment to the owners of COMEX Division Memberships to offset such unequal impact.

An Initial Public Offering of NYMEX

The owners of COMEX Division Memberships have a limited right under the terms of the COMEX Transaction Agreement to include the shares of NYMEX common stock issued in connection with the COMEX Transaction Agreement in the Registration Statement on Form S-1 filed by NYMEX in respect of its initial public offering. The ability of owners of COMEX Division Memberships to include their shares in such registration is limited by a number of factors, including the timing of an initial public offering of NYMEX in relation to the consummation of the COMEX Division transaction and the number of shares which can be sold in such offering. Generally, NYMEX stockholders will be entitled to include their shares of NYMEX common stock in the initial public offering in priority to COMEX Division members.

In addition, NYMEX must pay, in the aggregate, $10 million from the proceeds of an initial public offering of NYMEX to the owners of COMEX Division Memberships. The right to receive this $10 million payment currently exists under the COMEX Merger Agreement. In the event NYMEX consummates an initial public offering prior to the consummation of the COMEX Division transaction, NYMEX will be required to make this $10 million payment under the terms of the COMEX Merger Agreement. The COMEX Merger Agreement will be terminated upon consummation of the COMEX Division transaction, however, and in the event the COMEX Division transaction closes before NYMEX consummates its initial public offering, this payment right is included in the COMEX Transaction Agreement. If NYMEX makes this $10 million payment pursuant to the COMEX Transaction Agreement, then $500,000 of the $10 million will be set aside in a segregated account, to be disbursed at the written direction of the Governors Committee to pay for the costs and expenses associated with protecting the interests of the COMEX Division Members.

Amended and Restated COMEX By-Laws

In addition to the third-party beneficiary rights set forth in the COMEX Transaction Agreement, the COMEX Division Members will be entitled to the rights set forth in the Amended and Restated COMEX By-Laws, as they may be subsequently amended as described below. This amendment and restatement of the Existing COMEX By-Laws will eliminate certain trading rights and protections that the COMEX Division Members currently have, as well as establish new trading rights and protections. The material terms of the Amended and Restated COMEX By-Laws and significant differences from the Existing COMEX By-Laws are described below:

New Rights Available to the Exchange

The following is a summary of the material rights being acquired by the Exchange in connection with the COMEX Division transaction:

•	The Exchange will have the right to list electronically for both overnight and side-by-side trading all COMEX Division contracts, including New Metals Contracts. In addition, metals contracts may be listed for clearing on NYMEX ClearPort® Clearing (such metals contracts, “CPCs”). This may include the full-size and miNY gold, silver, copper and Eurotop 100 contracts. Under the Amended and Restated COMEX By-Laws, contracts (other than COMEX Division Replacement Contracts, as defined below) approved for trading after August 3, 1994 on either the Exchange or the COMEX Division (together, the “NYMEX and COMEX Exchanges”), for which the underlying commodity is one or more metals or alloys (other than platinum, palladium or an alloy containing one or more of those metals) are referred to as “New Metals Contracts.”

•	The Exchange will have the right to make electronic trading privileges available to third parties to trade the foregoing products.

•	After the fifth anniversary of the closing of the COMEX Division transaction, NYMEX may eliminate, suspend or restrict open-outcry trading of any COMEX Core Product or any COMEX Division Replacement Contract (each as defined below).

•	The Exchange may issue trading permits to trade any New Metals Contract by open-outcry for a period not to exceed two years after the commencement of trading of such contract.

•	The Exchange may impose administrative fees, such as booth, telephone, bandwidth or similar fees, on COMEX Division Members on a uniform basis as a class; provided, however, that such fees shall be reasonably related to actual expense increases faced by the Exchange and such fees charged to COMEX Division Members may not exceed those charged to the owners of Class A memberships in the Exchange (“the Exchange Class A Members”).

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NYMEX may appoint up to four COMEX Division Members to act as “market makers” for each COMEX Division product traded electronically (with no more than 10 individuals per market maker trading electronically on each market maker’s account at any time). This “market maker” appointment is subject to a time limit of one year from the time such COMEX electronic product begins to trade and may be extended for one additional year with the prior consent of the Governors Committee. CME

Market Makers designated as of April 6, 2006 pursuant to the Services Agreement, dated April 6, 2006, by and between the Exchange and the Chicago Mercantile Exchange Inc. (as such may be amended from time to time, the “Services Agreement”) shall be permitted to receive COMEX Division Member fees.

New Trading Rights and Protections for COMEX Division Memberships

The following is a summary of the material rights acquired or retained by the COMEX Division in connection with the COMEX Division transaction:

Trading Right Protections

•	The number of COMEX Division Memberships will remain fixed at 772 consistent with the corresponding provision in the Existing COMEX By-Laws.

•	The owners of the 772 COMEX Division Memberships will retain the exclusive right to perform open-outcry trading of all gold, silver, copper and Eurotop 100 futures and options contracts, no matter what size (each a “Core Product” and, collectively, “Core Products”), and any replacement contracts for such contracts (“COMEX Division Replacement Contracts”); provided, however, that this provision does not affect the rights of owners of COMEX Division option memberships to trade pursuant to the rules of the COMEX Division. This provision is substantially similar to the corresponding provision in the Existing COMEX By-Laws.

•	Until the fifth anniversary of the closing of the COMEX Division transaction, NYMEX will not eliminate, suspend or restrict open-outcry trading of any Core Product or any COMEX Division Replacement Contract.

•	For as long as open-outcry trading exists on the COMEX Division (but in all events until the fifth anniversary of the date of the closing of the COMEX Division transaction), the Exchange shall (i) maintain the COMEX Division’s current facility for such open-outcry market, or a facility comparable thereto, for the dissemination of price information and for open-outcry trading, clearing and delivery, (ii) provide reasonable financial support for technology, marketing and research for open-outcry markets and (iii) provide reasonable floor space for open-outcry trading of COMEX Division contracts. NYMEX will not reduce current COMEX Division floor space before the third anniversary of the date of the closing of the COMEX Division transaction without the prior consent of the Governors Committee. Beginning on the third anniversary through the fifth anniversary of the date of the closing of the COMEX Division transaction, no reduction in the aggregate size of current COMEX Division floor space may be made unless average daily Core Product open-outcry volume in any consecutive six-month period (on a rolling six-month basis commencing six-months prior to the third anniversary of the date of the closing of the COMEX Division transaction) is less than 40% of volume levels based on the average daily volume for the three-month period from August 1, 2006, through October 31, 2006; any such reduction should be in proportion to the level of volume decrease. For example, in the event that COMEX Division volume were to drop 50% for a six-month period in the fifth year after the closing of the COMEX Division transaction (as compared with the current three-month period volume), the floor space may be reduced up to 50%. The calculations shall not include any period in which the board of directors of the COMEX Division has taken emergency action.

•	The Exchange will not issue trading permits to trade any Core Products (or COMEX Division Replacement Contracts) by open-outcry. Permit holder rates for New Metals Contracts (as previously discussed above), however, may not be lower than the applicable COMEX Division Member rate.

•	Until the fifth anniversary of the closing of the COMEX Division transaction, except as otherwise described herein, the Exchange will not establish or amend the contract terms and conditions of the Core Products traded by open-outcry (regardless of size), or any COMEX Division Replacement Contracts traded by open-outcry, without the prior approval of the Governors Committee. This provision does not apply to Core Products traded exclusively via electronic means. After five years, NYMEX will have complete discretion to establish or amend the terms and conditions of the Core Products (and any COMEX Division Replacement Contracts) to meet competitive conditions.

•	Until the fifth anniversary of the closing of the COMEX Division transaction, the Exchange will first consult with (but will not be required to obtain the approval of) the Governors Committee prior to establishing or changing the terms and conditions for any New Metals Contracts.

•	The current surcharge charged to lessees or licensees of the COMEX Division Memberships may not be decreased below current levels as of the closing of the COMEX Division transaction without the prior consent of the Governors Committee.

•	For products traded electronically, for each COMEX Division Membership owned or leased by an individual COMEX Division Member, such member (in addition to the right to trade on the trading floor) will be authorized by the Exchange to utilize up to four simultaneous electronic trading privileges for an owner (one for the owner plus three others) or up to two simultaneous electronic trading privileges for a lessee (one for the lessee plus one other) for the exercise of his member trading rights with the related member rates. In all cases, such privileges can only be utilized for the account of such individual owner or lessee of the COMEX Division Membership. These electronic trading privileges can only be leased together with the related COMEX Division Membership and only to an individual. This right is established by reference to the bylaws of the Exchange and therefore may be amended by amendment of the Exchange Bylaws in accordance with their terms.

•	COMEX Division Members shall have the privilege to continue dual trading in contracts traded on the COMEX Division (to the extent permitted by law) on terms no more restrictive than those imposed for contracts traded on the Exchange.

•	The Exchange may not impose membership transfer restrictions on COMEX Division Members that are more restrictive than those imposed on the Exchange Class A Members.

•	While the Exchange may make changes to capital or eligibility requirements for becoming and maintaining member or non-clearing member firm status, such changes must be reasonably related to then-current market conditions and commonly accepted industry practices. Notwithstanding this or other provisions in the by-laws, however, all clearing members for COMEX Division contracts shall be required to own at least two COMEX Division Memberships as a condition for such clearing membership.

•	The Exchange will consult with (but will not be required to obtain the approval of) the Governors Committee before proposing any change to open-outcry trading hours for any COMEX Division contracts traded via open-outcry. In addition, the Exchange may only change COMEX Division open-outcry trading hours (i) if, within 15 days of the issuance of a written notice to COMEX Division Members proposing such changes, there is no written demand for a COMEX Division Member meeting to vote on such changes made by 10% or more of the COMEX Division Members eligible to vote or (ii) if such written demand for a meeting is made by 10% or more of the COMEX Division Members within 15 days of the issuance of a notice, then by the approval of the eligible voters representing at least a majority of the COMEX Division Members actually voting at a COMEX Division Member meeting. This provision, however, does not apply to a temporary change on business days preceding an official holiday of the NYMEX and COMEX Exchanges or to any temporary change in trading hours implemented by the NYMEX and COMEX Exchanges in response to a physical or other emergency.

Member Fee Protections

•	The COMEX Division Members will retain their right to trade Core Products, COMEX Division Replacement Contracts and New Metals Contracts and will retain the right to trade certain other contracts at member rates on both open-outcry and any electronic trading platforms on which such COMEX Division contracts are listed.

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Subject to certain exceptions, for the period that Core Products are traded via open-outcry, fees charged to owners of COMEX Division Memberships on Core Products and New Metals Contracts (traded electronically or via open-outcry) will be at least 50% lower than the fees charged to participants in the next highest tier of fees. At the time of any fee change, in comparing fees under this provision, the actual costs paid to any electronic trading system provider over the preceding three months expressed as an average fee per contract will be deducted from the electronic (not open-outcry) fees before calculating the fee differential.

•	For the period after open-outcry trading of all Core Products has ceased, the average non-member/member fee ratio for all Core Products would not be less than the non-member/member fee ratio for all Exchange core products traded both electronically and via open-outcry.

•	Open-outcry fees for COMEX Division Members and non-members trading COMEX Division contracts shall not exceed electronic fees for the same or equivalent products, including miNYs; provided, however, that when comparing fees, contracts must be compared as if they were of equivalent contract size. For instance, the fee for an open-outcry traded 100 oz. gold future could not exceed the fees for two electronic 50 oz. gold miNY contracts.

•	The Exchange may institute fee waivers for any COMEX Division contract, for up to a six-month period with extension for additional six-month periods upon prior reasonable consultation with (but not requiring the approval of) the Governors Committee. In the event that fee waivers are provided to non-COMEX Division Members for any COMEX Division contract, fees for that contract must also be waived for COMEX Division Members. In addition, all fee waivers will apply equally to open-outcry trading and electronic trading of the same metals products (regardless of size). For example, if the Exchange waives fees on gold miNY contracts, it must also waive fees for full-size gold contracts trading on open-outcry; provided, however, that if NYMEX waives open-outcry fees, electronic fees are not required to be waived.

•	Until the fifth anniversary of the closing of the COMEX Division transaction, the average member fee for COMEX Division Members trading Core Products will not be increased by any greater percentage than the average member fees for the Exchange core products over the same period.

•	For NYMEX CPCs where metals is the underlying commodity, if the Exchange Class A Members are provided a member fee for NYMEX CPCs where the Exchange core products are the underlying commodity, COMEX Division Members will receive a member fee on a per product basis not greater than seventy percent (70%) of the fee charged from time-to-time to non-members for trading such metals products, provided that regulatory requirements set by the CFTC and the Exchange are met.

•	Until the fifth anniversary of the closing of the COMEX Division transaction, the fees charged with respect to open-outcry trading of the Exchange contracts by COMEX Division Members (or COMEX Division contracts by the Exchange Class A Members), who are natural persons who own the relevant membership and are not persons who lease or license memberships, as customers from off the floor for their own accounts (but not for the account of a COMEX Division Member Firm or any other business association) shall be established by the board of directors of the COMEX Division and shall be equal to the mean between the lowest fees charged to owners of COMEX Division Memberships for open-outcry contracts traded on the COMEX Division and the highest tier of fees charged to non-members for open-outcry contracts traded on the COMEX Division; provided, however, that in no event shall fees charged to COMEX Division Members trading the Exchange contracts be less than fees charged to the Exchange Class A Members trading the Exchange contracts.

•	Until the fifth anniversary of the closing of the COMEX Division transaction, with respect to cross-divisional trading of contracts traded on an electronic trading system with respect to COMEX Division or the Exchange Class A Members, as applicable, who are natural persons who own the relevant membership and not persons who lease or license memberships, as customers for their own accounts (but not for the account of a COMEX Division Member Firm or any other business association) shall be established by the board of directors of the COMEX Division and shall be equal to, on a per contract basis:

•	for COMEX Division Members trading the Exchange products: the mean between the lowest such fees charged to owners of the Exchange memberships and the highest tier of fees charged to non-members for such contracts traded on the Exchange; and

•	for the Exchange Class A Members trading COMEX Division products: the mean between the lowest such fees charged to owners of COMEX Division Memberships and the highest tier of fees charged to non-members for such contracts traded on the COMEX Division.

•	After the five-year period, the board of directors of the COMEX Division shall determine whether to permit cross-divisional trading at discounted fees and determine any fees relative to cross-divisional trading; provided, however, that in the event the Exchange Class A Members are provided discounted fees for trading COMEX Division contracts, COMEX Division Members shall be provided the same discounted fees.

•	If the Exchange obtains the right for Exchange Class A Members to trade on another exchange any (i) contracts in which the underlying commodity is a metal other than platinum or palladium or (ii) contracts which are competitive with the Exchange core products at a percentage discount from what would be charged to members of the public for trading those contracts, and if that other exchange lists metals contracts of any kind other than platinum or palladium, then the Exchange shall obtain for the COMEX Division Members the right to trade each of those metals contracts at the same percentage discount.

Member Benefit Protections

•	The life insurance, disability, health and other welfare benefit plans, programs, policies and arrangements (other than the COMEX MRRP) of the COMEX Division Members and the owners of COMEX Division option memberships (as applicable) shall remain in effect with respect to such members to the same extent as the Exchange Class A Members. Rights under the COMEX MRRP shall continue to be governed by the terms of the COMEX MRRP, unaffected by the Amended and Restated COMEX By-Laws.

•	As they were previously entitled under the COMEX Merger Agreement, COMEX Division Members will receive a payment of $10 million in the aggregate from the proceeds of an initial public offering of NYMEX.

Merger/Spinoff Protections

•	If the Exchange at any time acquires, is acquired by or merges with or into or otherwise consolidates with, another entity (or sells substantially all of its assets to or acquires substantially all of the assets of any such entity), (i) COMEX Division Members shall retain certain of their trading rights and (ii) and the Exchange shall use commercially reasonable efforts to obtain trading rights in the surviving or resulting entity for non-energy, non-metals contracts.

•	The Exchange will not sell or spin off the COMEX Division (separately from the Exchange) for a period of at least five years after the effective date of the COMEX Transaction Agreement. In the event of a sale or spin-off of the COMEX Division five years or more after the effective date of the COMEX Transaction Agreement, the COMEX Division Members will (i) retain all of the rights contained in the Amended and Restated COMEX By-Laws (to the extent that the provisions have not expired pursuant to their terms), and (ii) subject to the other provisions set forth above, will be guaranteed a physical space in the New York City metropolitan area that is equivalent to their existing floor space at the Exchange (at the time of the sale or spin-off) in which to trade open-outcry products.

COMEX Governors Committee and Other Committee Representation

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Beginning in March 2007, the Governors Committee will consist of twelve members as follows: (a) seven (7) COMEX Division Members (each of whom shall be a COMEX Division Member who does not lease or license his membership) shall be elected by the COMEX Division Members (the “Elected Governors”), and (b) five (5) other persons appointed by the board of directors of the Exchange, at least three of whom will be COMEX Division Members who do not lease or license their memberships. Each member of the Governors Committee, except for the Chairman, who shall serve a two-year term, will serve a three-year term. If any of the Elected Governors are unable to serve their full term, the remaining elected governors will appoint a replacement to serve until the next election. All decisions of the Governors Committee will be subject to a simple majority vote.

•	The Chairman of the Governors Committee (who shall be a COMEX Division Member who does not lease or license his membership) will be elected by vote of the COMEX Division Members, and will serve a two-year term. The Vice-Chairman of the Governors Committee will be selected from among the seven elected COMEX Division Members on the Governors Committee by a vote of all the Governors Committee members.

•	The Governors Committee will have power and authority with respect to the COMEX Division membership, including, among other things, the ability to assess COMEX Division Members when necessary to obtain independent legal or other professional services to protect their interests, and the right to retain and use funds over which it currently has, or in the future will have, control.

•	The Exchange may impose dues or assessments upon the COMEX Division Members in no greater amounts than those imposed on the Exchange Class A Members, on a per member basis.

•	So long as open-outcry trading continues to exist in the COMEX Division, the subcommittees or panel of the Facilities Committee, Membership, Business Conduct and Adjudication Committees relating to COMEX Division facilities, membership process or disciplinary action regarding COMEX Division Members shall be comprised of at least 70% of COMEX Division Members, subject to certain exceptions. The Facilities Committee subcommittee relating to the COMEX Division will be responsible for initiating any changes to COMEX Division facilities; provided, however, that such changes will be submitted to the Exchange for its approval.

•	Each Elected Governor will have the right to sit in on any COMEX Division Committee meeting at the NYMEX and COMEX Exchanges in an advisory capacity.

•	At least two COMEX Division Members shall be entitled to serve on each advisory committee relating to products traded on the COMEX Division.

Amendment of the Amended and Restated COMEX By-Laws

Generally, the board of directors of the COMEX Division may amend the Amended and Restated COMEX By-Laws upon a 66 2/3% vote of the entire board. Certain provisions of the Amended and Restated COMEX By-Laws, however, may only be amended upon the affirmative vote of owners of 66 2/3% of the COMEX Division Memberships voting in person or by proxy at a meeting.

Any change to the COMEX MRRP and amendments to the Amended and Restated COMEX By-Laws regarding dues, assessments, trading permits for Core Products, special meetings of COMEX Division Members, notice of meeting, quorum of members, voting for the Governors Committee, proxies, certain matters related to powers of committees and most matters related to the Governors Committee can only be approved upon: (1) approval by the board of directors and the Governors Committee, unless there is a written demand by the owners of COMEX Division Memberships for a special meeting of the members within fifteen days, in which case owners of COMEX Division Memberships must also approve such changes by a majority vote; or (2) approval of the board of directors and approval by a majority vote of the owners of COMEX Division Memberships at a meeting called by the board of directors or its Chairman or, in certain circumstances, by the Governors Committee, at any time after the Governors Committee votes to disapprove the changes or fourteen days following the approval of the board of directors of the changes if the Governors Committee has failed to approve or disapprove such changes.

Conditions to the COMEX Division Transaction

The obligations of NYMEX, the Exchange, the COMEX Division, the Governors Committee and the owners of COMEX Division Memberships to perform their obligations under the COMEX Transaction

Agreement, including NYMEX’s obligation to issue the shares of NYMEX common stock to the owners of COMEX Division Memberships, are subject to certain conditions, including:

•	the absence of laws, regulations or orders which prohibit the COMEX Division transaction;

•	all material consents, exemptions, authorizations or filings shall have been obtained and be in full force and effect;

•	the approval (x) by NYMEX’s stockholders of the amendment to NYMEX’s certificate of incorporation to increase the number of shares of authorized stock and designate shares of Series B-1, B-2 and B-3 Common Stock (as described in Proposal 1 in this Proxy Statement) and (y) by the owners of COMEX Division Memberships of the COMEX Transaction Agreement and the Amended and Restated COMEX By-Laws;

•	the representations and warranties of NYMEX, the Exchange, the COMEX Division and the Governors Committee contained in the COMEX Transaction Agreement shall be true and correct in all material respects at and on the closing date of the COMEX Division transaction;

•	all covenants, agreements and conditions contained in the COMEX Transaction Agreement to be performed or complied with by NYMEX, the Exchange, the COMEX Division and the Governors Committee on or prior to the closing of the COMEX Division transaction shall have been performed or complied with in all material respects;

•	the absence of certain litigation challenging or seeking damages in connection with the COMEX Division transaction; and

•	the absence of any material adverse change with respect to NYMEX or the COMEX Division.

Representations and Warranties by NYMEX, the Exchange and the COMEX Division

NYMEX, the Exchange and the COMEX Division made certain limited representations and warranties in the COMEX Transaction Agreement. The representations given by NYMEX, the Exchange and the COMEX Division cover the following topics, among other things:

•	authorization of the COMEX Transaction Agreement;

•	stockholder approval;

•	binding effect of the COMEX Transaction Agreement;

•	that the transactions contemplated by the COMEX Division transaction do not result in a violation of NYMEX’s or the COMEX Division’s organizational documents, laws or contracts;

•	consents and regulatory approvals necessary to complete the COMEX Division transaction;

•	capitalization;

•	dividends; and

•	transactions which would affect their ability to consummate the COMEX Division transaction or the express terms of the Amended and Restated COMEX By-Laws.

Upon the closing of the COMEX Division transaction, the representation and warranties of NYMEX, the Exchange and the COMEX Division will be deemed to have been made to the owners of COMEX Division Memberships as of the closing date.

Representations and Warranties by the Governors Committee

The Governors Committee made certain limited representations and warranties to NYMEX, the Exchange and the COMEX Division in the COMEX Transaction Agreement. The representations given by the Governors Committee cover the following topics, among other things:

•	the Governors Committee’s authority to enter into the COMEX Transaction Agreement as a representative of the COMEX Division Members;

•	its involvement in the negotiation and execution of the COMEX Transaction Agreement;

•	its determination that the COMEX Transaction Agreement is in the best interests of the COMEX Division Members; and

•	its resolution to recommend to the owners of COMEX Division Memberships the approval of the COMEX Transaction Agreement and the COMEX Division transaction.

Survival of Representations and Warranties

Under the COMEX Transaction Agreement, the representations and warranties of NYMEX, the Exchange, the COMEX Division and the Governors Committee survive until the 18-month anniversary of the closing of the COMEX Division transaction.

Amendment

The COMEX Transaction Agreement may be amended by mutual agreement of NYMEX, the Exchange, the COMEX Division and the Governors Committee at any time prior to the approval of the COMEX Transaction Agreement and the COMEX Division transaction by the owners of COMEX Division Memberships has been obtained. After such approval has been obtained, the COMEX Transaction Agreement may be amended by NYMEX, the Exchange and the COMEX Division if such amendment is approved by the affirmative vote of the owners of 66 2/3% of the COMEX Division Memberships voting in person or by proxy at a meeting.

Termination

Prior to obtaining the approval of the owners of COMEX Division Memberships, NYMEX, the Exchange, the COMEX Division and the Governors Committee may terminate the COMEX Transaction Agreement by mutual consent. The COMEX Transaction Agreement may also be terminated by any party (i.e., NYMEX, the Exchange, the COMEX Division or the Governors Committee), other than a party in material breach of the agreement, in the event that (i) Proposal 1 contained in this Proxy Statement to amend the certificate of incorporation of NYMEX is not approved, (ii) the COMEX Division Members do not approve the COMEX Transaction Agreement and the COMEX Division transaction, (iii) the closing of the COMEX Division transaction has not occurred within 30 days after the parties have obtained all of the necessary approvals or (iv) the closing of the COMEX Division transaction has not occurred by January 9, 2007. Furthermore, NYMEX, the Exchange and the COMEX Division may terminate the COMEX Transaction Agreement in the event that the Governors Committee changes its recommendation of the COMEX Transaction Agreement and the COMEX Division transaction to the COMEX Division Members, and the Governors Committee may terminate the COMEX Transaction Agreement in the event that the Board of Directors of NYMEX changes its recommendation with respect to the amendment of the certificate of incorporation of NYMEX in connection with the COMEX Division transaction, which is Proposal 1 in this Proxy Statement.

Securities Authorized for Issuance under Equity Compensation Plans

As of the end of NYMEX’s most recently completed fiscal year (i.e., as of December 31, 2005), there were no compensation plans (or individual compensation arrangements) under which equity securities of NYMEX were authorized for issuance.

Interests of Directors and Officers

Seven members of the NYMEX board of directors have a beneficial ownership interest in COMEX Division Memberships or have close family or employment relationships with owners of COMEX Division Memberships, and they disclosed their ownership or relationships in connection with the board’s deliberations. These seven board members also own memberships in the Exchange, as well as NYMEX common stock. Accordingly, the NYMEX board of directors established a special committee of directors comprised of all of its directors who did not have such relationships. That special committee unanimously recommended that the NYMEX board of directors approve the COMEX Divisions transaction.

NYMEX HOLDINGS, INC.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION

OF NYMEX HOLDINGS, INC. IN CONNECTION WITH

THE COMEX DIVISION TRANSACTION

In connection with its approval of the proposed COMEX Division transaction, the board of directors of NYMEX has declared the advisability of and approved the COMEX Transaction Amendment, which is an amendment to the certificate of incorporation of NYMEX, to be implemented only if NYMEX consummates the COMEX Division transaction. If NYMEX does not consummate the COMEX Division transaction, the certificate of incorporation will not be amended in the manner described below.

The COMEX Transaction Amendment amends the certificate of incorporation of NYMEX, as follows:

The number of authorized shares of common stock will be increased to provide authorized shares for issuance in connection with the COMEX Division transaction. Currently, all of the authorized shares of capital stock of NYMEX are either already issued or reserved for the potential conversion of the Series A Preferred Stock into shares of common stock, and NYMEX therefore has no ability to issue additional shares. The number of authorized shares of capital stock will be increased to authorize 2,161,600 shares of Series B-1 Common Stock, 2,161,600 shares of Series B-2 Common Stock and 2,161,600 shares of Series B-3 Common Stock. The number of shares of authorized common stock will also be increased to provide 6,484,800 shares of common stock reserved for issuance in connection with the COMEX Division transaction and upon conversion of the shares of the Series B-1, B-2 and B-3 Common Stock into shares of unrestricted common stock when the respective lock-up periods expire.

Except as otherwise expressly provided in the COMEX Transaction Agreement with respect to certain dividends, the powers, preferences and rights of (i) the holders of Series A-1 Common Stock and the holders of Series B-1 Common Stock, (ii) the holders of Series A-2 Common Stock and the holders of Series B-2 Common Stock and (iii) the holders of Series A-3 Common Stock and the holders of Series B-3 Common Stock, and the qualifications, limitations and restrictions thereof, shall in all respects be identical.

The COMEX Transaction Amendment does not authorize any “blank check” preferred stock or other ability of the board of directors to issue preferred stock.

Even if this Proposal 1 is approved, NYMEX’s ability to complete the COMEX Division transaction is also subject to the satisfaction of several other conditions, including the approval of the COMEX Division transaction by the owners of COMEX Division Memberships. Accordingly, the board of directors cannot assure you when or if we will consummate the COMEX Division transaction. As previously announced, NYMEX is holding a separate special meeting of its stockholders on October 12, 2006, at which the NYMEX stockholders will vote on proposals related to an initial public offering of NYMEX. Even if all of the proposals related to an initial public offering of NYMEX are approved at that separate special meeting, NYMEX’s ability to complete an initial public offering is subject to the satisfaction of several other conditions, including receiving approval from regulatory agencies and market conditions. Accordingly, the board of directors cannot assure you when or if NYMEX will consummate an initial public offering.

Attached to this Proxy Statement as Annex A is a draft of the amendment to the certificate of incorporation of NYMEX which amends the existing certificate of incorporation of NYMEX to authorize additional shares of common stock and designate Series B-1, B-2 and B-3 Common Stock, in the manner described above. In light of the timing uncertainties described above, it is possible NYMEX will consummate an initial public offering before it consummates the COMEX Division transaction. In connection with an initial public offering, NYMEX will amend and restate its certificate of incorporation to authorize shares of NYMEX common stock to be issued in connection with the initial public offering and implement a corporate governance structure which will be more appropriate for NYMEX following an initial public offering. If the initial public offering is consummated prior to the COMEX Division transaction, then the existing certificate of incorporation of NYMEX will have already been amended and restated to increase the number of authorized shares and implement these corporate governance changes. In this case, the COMEX Transaction Amendment that will be implemented upon consummation of the COMEX Division transaction will need to incorporate the increase in authorized shares and other changes that would have already occurred as a result of the initial public offering. Attached to this Proxy Statement as Annex B is an amendment to the certificate of incorporation that reflects these changes.

Procedures for Amending NYMEX’s Certificate of Incorporation

If NYMEX’s stockholders approve the amendment to NYMEX’s certificate of incorporation by approving Proposal 1, and NYMEX consummates the COMEX Division transaction before it consummates an initial public offering, then NYMEX will file the amendment to the certificate of incorporation of NYMEX included as Annex A to this Proxy Statement, with the Delaware Secretary of State in connection with the consummation of the COMEX Division transaction.

If, on the other hand, NYMEX’s stockholders approve the amendment to NYMEX’s certificate of incorporation by approving Proposal 1, and NYMEX consummates the COMEX Division transaction after it has already consummated an initial public offering, then NYMEX will file the amendment to the certificate of incorporation of NYMEX included as Annex B to this Proxy Statement with the Delaware Secretary of State in connection with the consummation of the COMEX Division transaction.

In either case, the amendment to its certificate of incorporation filed by NYMEX will become effective on the date the filing is accepted by the Delaware Secretary of State. If NYMEX does not consummate the COMEX Division transaction, the certificate of incorporation of NYMEX will not be amended in the manner described above.

On September 11, 2006, NYMEX’s board of directors determined that adopting the COMEX Transaction Amendment is advisable and in NYMEX’s best interest and the best interests of NYMEX’s stockholders, and approved the COMEX Transaction Amendment. Accordingly, NYMEX’s board of directors recommends that NYMEX’s stockholders vote FOR the approval of the COMEX Transaction Amendment.

All of the provisions of the certificate of incorporation of NYMEX which are amended as a result of the COMEX Transaction Amendment will apply to all of the stockholders in the event this proposal is approved and NYMEX subsequently consummates the COMEX Division transaction, regardless of whether or not you have voted for the proposal. In the event the proposal is not approved or NYMEX does not consummate the COMEX Division Transaction, the changes to the certificate of incorporation of NYMEX described above will not be implemented.

THE BOARD OF DIRECTORS OF NYMEX UNANIMOUSLY RECOMMENDS THAT

YOU APPROVE THE COMEX TRANSACTION AMENDMENT.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of common stock of NYMEX as of June 30, 2006 by:

•	each of NYMEX’s directors;

•	each of NYMEX’s named executive officers; and

•	all directors and executive officers as a group;

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, NYMEX believes that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

This table lists applicable percentage ownership based on 81,600,000 shares of common stock outstanding as of June 30, 2006. The three series of common stock are identical other than with respect to certain restrictions on transfer.(1)

An initial public offering by NYMEX may also include sales of shares of common stock by these and other stockholders. NYMEX will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

The following table illustrates that (A) as of June 30, 2006, no director, other than William E. Ford, or executive officer of NYMEX, beneficially owned more than 1% of all the outstanding shares of common stock of NYMEX and (B) no persons other than certain investment entities affiliated with General Atlantic LLC and William E. Ford are the beneficial owners of 5% or more of the shares of common stock of NYMEX. The table sets forth information in respect of directors, named executive officers, directors and executive officers as a group and certain beneficial stockholders. A person has beneficial ownership over shares if the person has voting or investment power over the shares.

Name of Beneficial Owner	Series	Shares of Common Stock Beneficially Owned	Percent of Common Stock of Series Beneficially Owned
Directors
Richard Schaeffer(2)	A-1	30,000	*
	A-2	30,000
	A-3	30,000
	All	90,000

Robert Halper(3)	A-1	90,000	*
	A-2	90,000
	A-3	90,000
	All	270,000

James Newsome(4)	A-1	0	*
	A-2	0
	A-3	0
	All	0

Name of Beneficial Owner	Series	Shares of Common Stock Beneficially Owned	Percent of Common Stock of Series Beneficially Owned

Stephen Ardizzone	A-1	62,000	*
	A-2	60,000
	A-3	60,000
	All	182,000

Neil Citrone	A-1	30,000	*
	A-2	30,000
	A-3	30,000
	All	90,000

Melvyn Falis	A-1	0	*
	A-2	0
	A-3	0
	All	0

William E. Ford(6)	(7)	8,160,000	10%

A. George Gero	A-1	60,000	*
	A-2	60,000
	A-3	60,000
	All	180,000

Thomas Gordon	A-1	30,000	*
	A-2	30,000
	A-3	30,000
	All	90,000

Harvey Gralla	A-1	30,000
	A-2	30,000
	A-3	30,000
	All	90,000

David Greenberg	A-1	30,000	*
	A-2	30,000
	A-3	30,000
	All	90,000

Daniel Rappaport	A-1	60,000	*
	A-2	60,000
	A-3	60,000
	All	180,000

Frank Siciliano(5)	A-1	33,000	*
	A-2	30,000
	A-3	30,000
	All	93,000

Robert Steele	A-1	0	*
	A-2	0
	A-3	0
	All	0

Dennis Suskind	A-1	0	*
	A-2	0
	A-3	0
	All	0

Name of Beneficial Owner	Series	Shares of Common Stock Beneficially Owned	Percent of Common Stock of Series Beneficially Owned
Executive Officers (who are not directors)
Jerry Bailey	A-1	0	*
	A-2	0
	A-3	0
	All	0

Christopher Bowen, Esq.	A-1	0	*
	A-2	0
	A-3	0
	All	0

Samuel Gaer	A-1	0	*
	A-2	0
	A-3	0
	All	0

All directors and executive officers as a group (25 in total)	A-1	3,772,000
	A-2	3,770,000
	A-3	3,770,000
	All	11,312,000	13.86%

5% Stockholders
Investment entities affiliated with General Atlantic LLC(6)	(7)	8,160,000	10%
c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830

*	less than one percent.
(1)	Although NYMEX’s currently issued and outstanding shares of common stock are registered under the Securities Act of 1933, these shares are subject to significant transfer restrictions under the Existing Certificate of Incorporation and will continue to be subject to these same transfer restrictions under the New Certificate of Incorporation. The transfer restriction periods will expire, subject to certain conditions:

•	180 days after the consummation of an initial public offering in the case of Series A-1 Common Stock;
•	360 days after the consummation of an initial public offering in the case of Series A-2 Common Stock; and
•	540 days after the consummation of an initial public offering in the case of Series A-3 Common Stock.

(2)	Mr. Schaeffer is also Chairman.
(3)	Mr. Halper is also Vice Chairman.
(4)	Mr. Newsome is also President and Chief Executive Officer.
(5)	Mr. Siciliano is also Treasurer.
(6)

Represents (i) 7,470,523 shares of Series A Preferred Stock owned by General Atlantic Partners 82, L.P. (“GAP 82”), (ii) 122,400 shares of Series A Preferred Stock owned by GapStar, LLC (“GapStar”), (iii) 438,762 shares of Series A Preferred Stock shares owned by GAP Coinvestments III, LLC (“GAPCO III”), (iv) 107,262 shares of Series A Preferred Stock shares owned by GAP Coinvestments IV, LLC (“GAPCO IV”), (v) 16,973 shares of Series A Preferred Stock owned by GAPCO GmbH & Co. KG (“KG”) and (vi) 4,080 shares of Series A Preferred Stock owned by GAP Coinvestments CDA, L.P. (“CDA”). General Atlantic LLC (“GA”) is the general partner of each of GAP 82 and CDA. GA is also the sole member of GapStar. The managing members of GAPCO III and GAPCO IV are Managing Directors of GA. GAPCO Management GmbH (“GmbH Management”) is the general partner of KG. The Managing Directors of GA are authorized and empowered to vote and dispose of the securities held by KG and GmbH Management. There are seventeen Managing Directors of GA. GA, GAP 82, CDA, GAPCO III, GAPCO IV, GapStar, KG and GmbH Management are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, and may be deemed to own beneficially an aggregate of 8,160,000 shares of Series A Preferred Stock, which represents 100% of the outstanding shares of Series A Preferred Stock and 10.0% of NYMEX’s issued and outstanding shares of common stock on an as-converted basis (calculated on the basis of the number of shares of common stock which may be acquired by each such person within 60 days). Mr. Ford is President and a Managing Director of GA, and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Ford has no pecuniary interest in the shares of NYMEX owned by KG and CDA. The Series A Preferred Stock is convertible, at any time, into an equal number of shares of common stock and will automatically convert into such shares upon consummation of an initial public offering. The mailing address for GA and the General Atlantic Parties (other than KG and GmbH Management) is set forth in the table. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Koenigsallee 63, 40212 Düsseldorf, Germany.

(7)	Upon conversion in connection with an initial public offering, the 8,160,000 shares of Series A Preferred Stock will convert into 8,160,000 shares of undesignated NYMEX common stock, which, pursuant to the Investor Rights Agreement, dated March 14, 2006, among NYMEX, GAP 82, GapStar, GAPCO III, GAPCO IV, CDA and KG, will be subject to the same transfer restrictions as the Series A-1, A-2 and A-3 Common Stock.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be considered for inclusion in the proxy statement and proxy card for the 2007 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Office of the Corporate Secretary at our principal offices at One North End Avenue, New York, New York 10282-1101 no later than December 31, 2006. The submission of a stockholder proposal in accordance with Rule 14a-8 does not guarantee that it will be included in NYMEX’s proxy statement for such annual meeting.

If NYMEX consummates an initial public offering before the next annual meeting of stockholders, then amended and restated bylaws of NYMEX which will be implemented in connection with the initial public offering (the “New Bylaws”) will be implemented and will apply to such meeting. The New Bylaws include advance notice provisions that require stockholders desiring to bring nominations for directors or other business before an annual meeting of stockholders to do so in accordance with the terms of the advance notice provisions regardless of whether the stockholder seeks to include such matters in the proxy statement pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of NYMEX regarding such nominations or other business and otherwise satisfy the requirements set forth in the New Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2007 annual meeting of stockholders other than pursuant to Rule 14a-8 must provide written notice of the nominations or other business they wish to propose to the Secretary no earlier than January 1, 2007, and no later than January 31, 2007. The New Bylaws are attached as Annex C to the definitive proxy statement filed by NYMEX related to an initial public offering on September 21, 2006. You can obtain a copy of NYMEX’s existing bylaws by writing the Office of the Corporate Secretary at the address above, and NYMEX’s existing bylaws are also available on NYMEX’s Internet site at www.nymex.com (click on “Shareholder Relations,” “Corporate Governance” and then “NYMEX Holdings, Inc. Bylaws”).

OTHER MATTERS

Our management knows of no matters, other than the foregoing, that will be presented for action at the special meeting.

A representative of KPMG LLP is not expected to be available at the special meeting to respond to questions.

WHERE YOU CAN FIND MORE INFORMATION

References in this Proxy Statement to any of our documents are not necessarily complete, and you should refer to the annexes attached to this Proxy Statement for copies of the actual document. This Proxy Statement and the annexes attached hereto are available on NYMEX’s Internet site at www.nymex.com (click on “Shareholder Relations,” then “SEC Filings”). In addition, you may read and copy the Proxy Statement, the related annexes and other information that NYMEX Holdings, Inc. has filed or will file with the SEC at the SEC’s public reference room located at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. That site is www.sec.gov. You may also obtain this information without charge, by request to the Office of the Corporate Secretary located at NYMEX Holdings, Inc., One North End Avenue, Suite 1548, New York, New York 10282-1101, Attention: Donna Talamo.

By Order of the Board of Directors of

NYMEX Holdings, Inc.

CHRISTOPHER K. BOWEN

Secretary

Dated: [DATE], 2006

Annex A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NYMEX HOLDINGS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

NYMEX Holdings, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FOURTH, Section (a) of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

(a) The total number of shares of stock that the Corporation shall have authority to issue is 176,169,600, of which the Corporation shall have authority to issue (i) 168,009,600 shares of common stock, each having a par value of $0.01 (the “Common Stock”), which includes (A) 24,480,000 shares of Series A-1 Common Stock (the “Series A-1 Common Stock”), (B) 24,480,000 shares of Series A-2 Common Stock (the “Series A-2 Common Stock”), (C) 24,480,000 shares of Series A-3 Common Stock (the “Series A-3 Common Stock”), (D) 2,161,600 shares of Series B-1 Common Stock (the “Series B-1 Common Stock”), (E) 2,161,600 shares of Series B-2 Common Stock (the “Series B-2 Common Stock”), (F) 2,161,600 shares of Series B-3 Common Stock (the “Series B-3 Common Stock”) and (ii) 8,160,000 shares of preferred stock, each having a par value of $0.01 (the “Preferred Stock”), all of which shall be designated as Series A Preferred Stock (as defined in Article FOURTH, Section (b)(1)). The Series A-1 Common Stock, Series B-1 Common Stock, Series A-2 Common Stock, Series B-2 Common Stock, Series A-3 Common Stock and Series B-3 Common Stock shall be collectively referred to as shares of “Restricted Common Stock” and the other shares of Common Stock shall be referred to as the “Conversion Common Stock.” All shares of Restricted Common Stock that automatically convert into shares of Conversion Common Stock pursuant to Article FIFTH, Section (b) or Section (d), shall be retired and shall not assume the status of authorized shares or be available for reissuance.

SECOND: Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended to add Sections (c) and (d) set forth below immediately following Article FOURTH, Section (b):

(c) Except as otherwise expressly provided in Section 9(k) of the Transaction Agreement by and among the Exchange, the Corporation and Commodity Exchange, Inc. (“COMEX”), dated September 20, 2006 (the “COMEX Transaction Agreement”), the powers, preferences and rights of (i) the holders of Series A-1 Common Stock and the holders of Series B-1 Common Stock, (ii) the holders of Series A-2 Common Stock and the holders of Series B-2 Common Stock and the (iii) the holders of Series A-3 Common Stock and the holders of Series B-3 Common Stock, and the qualifications, limitations and restrictions thereof, shall in all respects be identical.

(d) Except as otherwise expressly provided in Section 9(k) of the COMEX Transaction Agreement and Article FIFTH hereof, the powers, preferences and rights of the holders of Conversion Common Stock, Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock, Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock, and the qualifications, limitations and restrictions thereof, shall in all respects be identical.

THIRD: Article FIFTH, Sections (b) – (e) of the Corporation’s Certificate of Incorporation are hereby amended to read in their entirety as set forth below:

(b) Until the Initial Public Offering (as defined in Article FOURTH), (i) the shares of Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock (collectively, the “Series A

Common Stock”) shall be transferable only in accordance with procedures that the Corporation will establish and publish and are as set forth as Schedule 6.2 to the Investor Rights Agreement, dated as of March 14, 2006, by and among the Corporation and the General Atlantic Parties (the “Investor Rights Agreement”) to facilitate and govern the methods by which the sales of Series A Common Stock or Class A memberships in the Exchange (each, an “Exchange Membership”), either alone or together will occur and (ii) the shares of Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock (collectively, the “Series B Common Stock”) shall be transferable only in accordance with procedures that the Corporation will establish and publish and which will be substantially similar to those described in clause (i), to facilitate and govern the methods by which the sales of Series B Common Stock or memberships in COMEX (each, a “COMEX Membership”), either alone or together will occur, in the case of clause (i) and clause (ii), to (x) an owner of one or more Exchange Memberships or COMEX Memberships or (y) a holder of Restricted Common Stock or Series A Preferred Stock; provided, that (A) a General Atlantic Party may only acquire such shares in accordance with the terms and conditions of the Investor Rights Agreement and (B) if any shares of Restricted Common Stock are transferred to any General Atlantic Party, such shares of Restricted Common Stock shall automatically convert, without any action on the part of the transferor or the General Atlantic Party receiving such shares, into the same number of shares of Conversion Common Stock and shall be subject to the Investor Rights Agreement in accordance with and to the extent of the terms and conditions thereof. Accordingly, notwithstanding the provisions of paragraph (a) of this Article FIFTH, so long as this paragraph (b) remains in effect: (i) the shares of Restricted Common Stock shall not be transferable, and shall not be transferred on the books of the Corporation, unless such transfer is made in compliance with this Article FIFTH; (ii) each certificate evidencing ownership of shares of Restricted Common Stock shall bear a legend prominently noting that fact and the restrictions on transfer contained in this Article FIFTH; and (iii) any attempted or purported transfer of shares of Restricted Common Stock in violation of the provisions of this Article FIFTH shall be null and void ab initio.

(c) In the event of the Initial Public Offering, each holder of shares of Restricted Common Stock will not, during the applicable Restricted Period (as defined below), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Restricted Common Stock or any securities convertible into or exercisable or exchangeable for Restricted Common Stock (including without limitation, shares of Restricted Common Stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Restricted Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Common Stock, other securities, cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the period beginning on the effective date of the registration statement relating to the Initial Public Offering and ending on the date that is 180 days after such effective date, the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs; or (2) prior to the expiration of such 180-day period, the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of such 180-day period, the restrictions imposed by this Article FIFTH, Section (c) shall continue to apply with respect to shares of Restricted Common Stock that were to convert into shares of Conversion Common Stock upon the expiration of such 180-day period until the expiration of an 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event. Each certificate evidencing ownership of shares of Restricted Common Stock shall bear a legend prominently noting such restrictions on transfer contained in this Article FIFTH, Section (c), and in furtherance of the foregoing, the Corporation and any duly appointed transfer agent for the registration or transfer of the shares of Restricted Common Stock described herein are hereby authorized to decline to make any transfer of shares of Restricted Common Stock if such transfer would constitute a violation or breach of this Article FIFTH, Section (c).

(d) The term “Restricted Period” means each of the periods commencing on the date of the Initial Public Offering and ending (x) with respect to the shares of Series A-1 Common Stock and Series B-1

Common Stock, 180 days thereafter, unless a later date is mandated by the second sentence of Article FIFTH, Section (c), above, and in such case as of such later date, (y) with respect to the shares of Series A-2 Common Stock and Series B-2 Common Stock, 360 days thereafter, and (z) with respect to the shares of Series A-3 Common Stock and Series B-3 Common Stock, 540 days thereafter so that none of the shares of Restricted Common Stock shall be subject to restrictions on transfer contained in this Article FIFTH as of such 540th day. Immediately following the expiration of the relevant Restricted Period, the applicable shares of Restricted Common Stock shall automatically convert, without any action by the holder, into the same number of shares of Conversion Common Stock. The board of directors of the Corporation (the “Board of Directors”) shall have the authority, in its sole and absolute discretion, to reduce the duration of, or to remove, in whole or in part, any Restricted Period and, in connection therewith, cause the conversion of all or any portion of the outstanding shares of Series A Common Stock and Series B Common Stock into the same number of shares of Conversion Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Restricted Common Stock, such number of its authorized but unissued shares of Conversion Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Restricted Common Stock.

(e) Notwithstanding any other provision of this Article FIFTH, the following transfers of Restricted Common Stock shall be permitted but shall not shorten the Restricted Period: (i) transfers of shares of Restricted Common Stock (1) to the transferor’s spouse or child, (2) to a trust established for the benefit of the transferor or the transferor’s spouse or child, (3) to the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account, (4) to the estate of a deceased stockholder and such transfer was pursuant to the deceased stockholder’s will or the applicable laws of descent and distribution, (5) to the beneficiary of an estate referred to in clause (4) above, provided that the transferor is such estate and such beneficiary is the spouse or child of the deceased stockholder or a trust for the sole benefit of such spouse or child, or (6) pursuant to a pledge as collateral or assignment for the benefit of the Exchange and the clearing members of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange in each case where the transferee receives the same series of Restricted Common Stock as held by the transferor, (ii) transfers to satisfy claims of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange or (iii) any redemption by the Corporation that has been approved by the Board of Directors.

FOURTH: The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, NYMEX Holdings, Inc. has caused this Certificate to be duly executed in its corporate name this              day of                     , 2006.

NYMEX Holdings, Inc.

By:
Name:
Title:

Annex B

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NYMEX HOLDINGS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

NYMEX Holdings, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth below:

FOURTH:

(a) The total number of shares of stock that the Corporation shall have authority to issue shall be 181,909,600 shares of common stock, each having a par value of $0.01, and shall include (a) 24,480,000 shares of Series A-1 Common Stock (the “Series A-1 Common Stock”), (b) 24,480,000 shares of Series A-2 Common Stock (the “Series A-2 Common Stock”), (c) 24,480,000 shares of Series A-3 Common Stock (the “Series A-3 Common Stock,” and, together with the Series A-1 Common Stock and Series A-2 Common Stock, the “Series A Common Stock”), (d) 2,161,600 shares of Series B-1 Common Stock (the “Series B-1 Common Stock”), (e) 2,161,600 shares of Series B-2 Common Stock (the “Series B-2 Common Stock”), (f) 2,161,600 shares of Series B-3 Common Stock (the “Series B-3 Common Stock,” and, together with the Series B-1 Common Stock and Series B-2 Common Stock, the “Series B Common Stock”), (g) 22,060,000 shares of common stock, (h) 73,440,000 shares of common stock which may only be issued upon conversion of the shares of Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock in accordance with Article FIFTH, Section (c) and (i) 6,484,800 shares of common stock which may only be issued either (x) upon conversion of the shares of Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock in accordance with Article FIFTH, Section (c) or (y) pursuant to the terms of the COMEX Transaction Agreement (as defined in Article FOURTH, Section (b) below). The Series A Common Stock and the Series B Common Stock are collectively referred to herein as shares of “Restricted Common Stock” and the other shares of common stock are referred to herein as shares of “Common Stock.” All shares of Restricted Common Stock that automatically convert into shares of Common Stock pursuant to Article FIFTH, Section (c), shall be retired and shall not assume the status of authorized shares or be available for reissuance. Upon the conversion and retirement of all of the shares of Restricted Common Stock and the filing of the certificate contemplated by Section 243 of the DGCL, the total number of authorized shares shall be 101,984,800.

(b) Except as otherwise expressly provided in Section 9(k) of the Transaction Agreement by and among New York Mercantile Exchange, Inc. (the “Exchange”), the Corporation and Commodity Exchange, Inc. (“COMEX”), dated September 20, 2006 (the “COMEX Transaction Agreement”), the powers, preferences and rights of (i) the holders of Series A-1 Common Stock and the holders of Series B-1 Common Stock, (ii) the holders of Series A-2 Common Stock and the holders of Series B-2 Common Stock and the (iii) the holders of Series A-3 Common Stock and the holders of Series B-3 Common Stock, and the qualifications, limitations and restrictions thereof, shall in all respects be identical.

(c) Except as otherwise expressly provided in Section 9(k) of the COMEX Transaction Agreement and Article FIFTH hereof, the powers, preferences and rights of the holders of Common Stock, Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock, Series B-1 Common Stock, Series

B-2 Common Stock and Series B-3 Common Stock, and the qualifications, limitations and restrictions thereof, shall in all respects be identical.

SECOND: Article FIFTH, Sections (b) – (d) of the Corporation’s Amended and Restated Certificate of Incorporation are hereby amended to read in their entirety as set forth below:

(b) Each holder of shares of Restricted Common Stock will not, during the applicable Restricted Period (as defined below), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Restricted Common Stock or any securities convertible into or exercisable or exchangeable for Restricted Common Stock (including without limitation, shares of Restricted Common Stock of which such holder may be deemed to be a Beneficial Owner (as defined below) and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Restricted Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Restricted Common Stock, other securities, cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the period beginning on the effective date of the registration statement relating to the Initial Public Offering (as defined below) and ending on the date that is 180 days after such effective date, the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs; or (2) prior to the expiration of such 180-day period, the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of such 180-day period, the restrictions imposed by this Article FIFTH, Section (b) shall continue to apply with respect to shares of Restricted Common Stock that were to convert into shares of Common Stock upon the expiration of such 180-day period until the expiration of an 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event. Each certificate evidencing ownership of shares of Restricted Common Stock shall bear a legend prominently noting such restrictions on transfer contained in this Article FIFTH, Section (b), and in furtherance of the foregoing, the Corporation and any duly appointed transfer agent for the registration or transfer of the shares of Restricted Common Stock described herein are hereby authorized to decline to make any transfer of shares of Restricted Common Stock if such transfer would constitute a violation or breach of this Article FIFTH, Section (b).

(c) The term “Restricted Period” means each of the periods commencing on the date of the Initial Public Offering and ending (x) with respect to the shares of Series A-1 Common Stock and Series B-1 Common Stock, 180 days thereafter, unless a later date is mandated by the second sentence of Article FIFTH, Section (b), above, and in such case as of such later date, (y) with respect to the shares of Series A-2 Common Stock and Series B-2 Common Stock, 360 days thereafter, and (z) with respect to the shares of Series A-3 Common Stock and Series B-3 Common Stock, 540 days thereafter so that none of the shares of Restricted Common Stock shall be subject to restrictions on transfer contained in this Article FIFTH as of such 540th day. Immediately following the expiration of the relevant Restricted Period, the applicable shares of Restricted Common Stock shall automatically convert, without any action by the holder, into the same number of shares of Common Stock. The board of directors of the Corporation (the “Board of Directors”) shall have the authority, in its sole and absolute discretion, to reduce the duration of, or to remove, in whole or in part, any Restricted Period and, in connection therewith, cause the conversion of all or any portion of the outstanding shares of Series A Common Stock and Series B Common Stock into the same number of shares of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Restricted Common Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Restricted Common Stock.

(d) Notwithstanding any other provision of this Article FIFTH, the following transfers of Restricted Common Stock shall be permitted but shall not shorten the Restricted Period: (i) transfers of shares of Restricted Common Stock (1) to the transferor’s spouse, child, stepchild, grandchild or great-grandchild

(each such person, an “Immediate Family Member”), (2)(x) to a trust established for the benefit of the transferor or an Immediate Family Member of the transferor or (y) from such a trust to the beneficiary and/or the grantor of such trust, (3) to the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account, (4) to the estate of a deceased stockholder and such transfer was pursuant to the deceased stockholder’s will or the applicable laws of descent and distribution, (5) to the beneficiary of an estate referred to in clause (4) above, provided that the transferor is such estate and such beneficiary is an Immediate Family Member of the deceased stockholder or a trust for the sole benefit of such Immediate Family Member, or (6) pursuant to a pledge as collateral or assignment for the benefit of the Exchange and the clearing members of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange in each case where the transferee receives the same series of Restricted Common Stock as held by the transferor, (ii) transfers to satisfy claims of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange or (iii) any redemption by the Corporation or other transfer (where the transferee receives the same series of Restricted Common Stock as held by the transferor) that has been approved by the Board of Directors in its sole and absolute discretion.

THIRD: The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, NYMEX Holdings, Inc. has caused this Certificate to be duly executed in its corporate name this              day of             , 2006.

NYMEX Holdings, Inc.

By:
Name:
Title:

PROXY CARD	Special Meeting of Stockholders—[DATE], 2006	PROXY CARD

SCHEDULE 14A (RULE 14a-101)

This proxy is solicited on behalf of the Board of Directors

of

NYMEX HOLDINGS, INC.

One North End Avenue, World Financial Center

New York, NY 10282-1101

Donna Talamo: Telephone Number: (212) 299-2372

Fax Number: (212) 301-4645

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1.

Place a cross (x) next to the response for which you wish to vote for each proposal.

1.	Approval of the COMEX Transaction Amendment as more specifically described in the proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

I hereby constitute and appoint Ms. Donna Talamo and Messrs. Christopher Bowen and Richard Kerschner, and any of them, with full power of substitution, as my proxy or proxies, to appear for me in my name, place and stead to cast in accordance with my proxy card all votes that I cast at the Special Meeting of Stockholders of NYMEX Holdings, Inc. to be held on [DATE], 2006, and at any adjournment thereof.

Signature of Stockholder

Date	Print Name

INSTRUCTIONS TO VOTE BY MAIL

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD TO:

AMERICAN STOCK TRANSFER & TRUST COMPANY

OPERATIONS CENTER

6201 15TH AVE.

BROOKLYN, NY 11219-9821

INSTRUCTIONS TO VOTE BY FAX

YOU MAY CAST YOUR VOTE BY FACSIMILE:

THE FAX NUMBER IS (212) 301-4645.

YOUR FAX MUST BE RECEIVED BY 3:00 P.M. (NEW YORK TIME) ON [DATE], 2006 AND MUST BE IN THE FORM OF THE ENCLOSED PROXY CARD. PLEASE FAX ONE COMPLETED AND SIGNED PROXY CARD PER STOCKHOLDER FOR ALL SHARES OWNED OR HELD BY AN ABC AGREEMENT.

FOR FURTHER INFORMATION TO VOTE BY FAX, PLEASE REFER TO THE PROXY STATEMENT OR CONTACT:

DONNA TALAMO

Vice President

Office of the Corporate Secretary

NYMEX HOLDINGS, INC.

One North End Avenue

New York, NY 10282

(212) 299-2372